Exhibit 99.1

For Immediate Release	News Release Contact: Investor Relations (281) 776-7575 ir@tmw.com Kelly Dilts Men’s Wearhouse, SVP, Finance & IR Ken Dennard Dennard • Lascar Associates

MEN’S WEARHOUSE REPORTS FISCAL 2014 RESULTS

•                  Legacy business continued strong performance

•                  Integration synergy run-rate ahead of schedule

•                  Company increases fiscal year 2017 EPS guidance to include K&G

•                  Conference call scheduled for Thursday, March 12th at 9:00 a.m. Eastern time

FREMONT, CA — March 11, 2015 — The Men’s Wearhouse (NYSE: MW) today announced consolidated financial results for the fiscal fourth quarter and year ended January 31, 2015.

GAAP loss per share for fiscal fourth quarter 2014 was $0.75 and adjusted loss per share was $0.03 excluding non-operating items(1).

GAAP loss per share for fiscal year 2014 was $0.01 and adjusted EPS was $2.58 excluding non-operating items(1).  Results for Jos. A. Bank are included in our financial statements beginning June 18, 2014, the date of the closing of the acquisition.

Doug Ewert, Men’s Wearhouse chief executive officer, commented, “We continue to be pleased with the robust earnings performance of our legacy brands.  Fueling this performance in the fourth quarter are comparable sales increases of 6.8% at Men’s Wearhouse, 8.6% at Moores and 6.8% at K&G.  And while Jos. A. Bank’s comparable sales were negative 6.6%, they were above our expectations.”

Ewert added, “We are extremely proud of the work done to date to incorporate Jos. A. Bank.  We have made significant progress on integrating Jos. A. Bank into the infrastructure of Men’s Wearhouse and have developed a robust process around synergy identification and realization.  In the nine months since the acquisition, Jos. A. Bank has transitioned many of the back office functions, began store training programs, began the work to instill its employees with the Men’s Wearhouse culture, and launched tuxedo rental in all its Jos. A. Bank locations.  All of this progress was made while exceeding our initial synergy run-rate target of $15 million as we ended the year with run-rate synergies of $35 million.

“Fiscal year 2015 will be the year of strategic transition for Jos. A. Bank as we work on unlocking customer facing opportunities.  Much of this work lies in systems conversions which will be completed in the second half of 2015.  As such, we are looking forward to the growth in sales and gross margins that we anticipate achieving in late 2015 and into 2016.

“We continue to be confident in our 2017 EPS guidance which has now been increased to include K&G. We expect profits to accelerate in 2016 with rebounding sales after three consecutive years of negative comps at Jos. A. Bank, realized cost synergies and modest growth in the legacy business. With the

(1) Adjusted information is non-GAAP financial information provided to enhance the user’s overall understanding of the Company’s current financial performance.  Reconciliations of adjusted financial information to GAAP results are included in the tables at the end of this release.

stable platform our legacy brands provide, we are able to focus on this transitional year for Jos. A. Bank as we complete the transition and integration of all the key areas during the year,” concluded Ewert.

FOURTH QUARTER AND FISCAL YEAR SALES REVIEW

The tables that follow are a summary of net sales for fiscal 2014 fourth quarter and full year ended January 31, 2015.  The dollars shown are U.S. dollars in millions and due to rounded numbers may not sum.  The Moores comparable sales change is based on the Canadian dollar.  The comparable sales shown below for Jos. A. Bank are a comparison to the full periods, not a comparison of the acquisition period since June 18, 2014. Comparable sales exclude the net sales of a store for any month of one period if the store was not owned or open throughout the same month of the prior period and include e-commerce net sales.

Fourth Quarter Net Sales Summary — Fiscal 2014

			Net Sales	Comparable Sales Change
	Net Sales Change		Current Quarter	Current Quarter	Prior Year Quarter
Total Retail Segment	74.1%	$368.7	$865.9
Men’s Wearhouse	8.4%	$29.3	$379.4	6.8%	(2.5)%
Jos. A. Bank	n/a	$337.0	$337.0	(6.6)%	1.8%
Moores	0.8%	$0.5	$59.0	8.6%	(2.3)%
K&G	1.6%	$1.3	$82.6	6.8%	(7.7)%
MW Cleaners	8.0%	$0.6	$7.9

Corporate Apparel Segment	(1.4)%	$(0.9)	$62.4

Total Company	65.6%	$367.8	$928.4

Full Year Net Sales Summary — Fiscal 2014

			Net Sales	Comparable Sales Change
	Net Sales Change		Current Year	Current Year	Prior Year
Total Retail Segment	34.5%	$768.8	$2,995.2
Men’s Wearhouse	5.0%	$80.6	$1,686.9	3.9%	0.7%
Jos. A. Bank	n/a	$684.0	$684.0	(2.5)%	(3.7)%
Moores	1.6%	$4.0	$258.3	8.6%	(4.1)%
K&G	(0.6)%	$(2.2)	$334.0	3.7%	(5.5)%
MW Cleaners	7.8%	$2.3	$31.9

Corporate Apparel Segment	4.3%	$10.6	$257.4

Total Company	31.5%	$779.3	$3,252.5

Net sales at our largest brand, Men’s Wearhouse, which represented 41% of total fourth quarter sales, were up 8.4% from last year’s fourth quarter and comparable sales increased 6.8%.  On a comparable basis, increases in clothing product average unit retails (or the net selling price per unit) and average transactions per store more than offset a decrease in units sold per transaction. The higher margin tuxedo rental revenues comparable sales increased 5.7% in the fourth quarter of 2014.

Jos. A. Bank was 36% of the Company’s total fourth quarter sales.  Comparable sales for the fourth quarter decreased 6.6% with decreases in clothing product average unit retails and average transactions per store offset somewhat by an increase in units sold per transaction.  Moores, our Canadian retail brand, was 6% of the total fourth quarter sales and had a comparable sales increase of 8.6% due to an increase in clothing product average unit retails that more than offset a decrease in average transactions per store.  However, net sales for Moores only increased 0.8% due to an unfavorable change in the currency translation rate.  K&G was 9% of the Company’s total fourth quarter sales with a comparable sales increase of 6.8% due to an increase in average transactions per store which more than offset a decrease in average unit retails.  The Corporate Apparel segment, which represented 7% of total fourth quarter sales, had a sales decrease of 1.4%.

FISCAL FOURTH QUARTER CONSOLIDATED RESULTS REVIEW

Sales

Total net sales increased 65.6%, or $367.8 million, to $928.4 million from $560.6 million.

Retail segment sales for the quarter increased by 74.1%, or $368.7 million, due to $337.0 million in sales at Jos. A. Bank and an increase in comparable sales at all other retail brands.

Corporate apparel sales decreased by 1.4%, or $0.9 million.

Gross Margin

Total GAAP gross margin was $347.5 million.  Adjusted consolidated gross margin of $363.3 million increased $154.5 million or 74.0% compared to the prior year quarter.  The total adjusted gross margin rate increased 188 basis points primarily due to increased margin rates in all of our legacy retail brands.

Adjusted retail segment gross margin increased $155.5 million, or 81.6%.  The adjusted retail segment gross margin rate increased 164 basis points including Jos. A. Bank and increased 158 basis points excluding Jos. A. Bank.

Corporate apparel gross margin decreased $1.0 million, or 5.5%, and decreased 122 basis points.

Advertising

Advertising expenses increased $26.7 million to $59.2 million, an increase of 82.1%, or 58 basis points, compared to the prior quarter primarily due to Jos. A. Bank advertising expenses.

SG&A

GAAP SG&A expenses increased $104.2 million, including the $42.6 million arbitration settlement, to $330.3 million, an increase of 46.1% but a decrease of 475 basis points.  Adjusted SG&A expenses were 687 basis points favorable to the prior year with the leverage of Jos. A. Bank SG&A primarily achieved from the higher mix of retail clothing sales in the fourth quarter.  Additionally, all legacy retail brands had favorable basis point decreases.  On an absolute dollar basis, adjusted SG&A increased by $72.1 million, or 34.8%, primarily due to the addition of Jos. A. Bank SG&A and payroll related costs at Men’s Wearhouse.

Operating Income/Loss

GAAP operating loss was $42.0 million compared to GAAP operating loss of $49.7 million last year.  Adjusted operating income was $24.9 million, an increase of $55.7 million, or 180.9%, over the prior year adjusted operating loss of $30.8 million.

Interest and Taxes

Net interest expense for the fourth quarter was $26.5 million.

The effective tax rate for the fourth quarter was 47.5%.  Excluding the impact of acquisition and integration costs, the adjusted effective tax rate was 19.4%.  The 19.4% rate is a benefit as the fourth quarter is a loss.

Net Loss

GAAP net loss was $35.9 million compared to GAAP net loss of $30.4 million last year.  GAAP loss per share was $0.75 compared to $0.64 in the prior year quarter.  Adjusted net loss was $1.3 million, or $0.03 adjusted loss per share, compared to adjusted net loss of $17.9 million, or $0.38 adjusted loss per share last year.

JOS. A. BANK STANDALONE FISCAL FOURTH QUARTER HIGHLIGHTS(2)

Total sales decreased 5.4% to $337.0 million from prior year fourth quarter.  Total clothing margin excluding occupancy costs decreased 165 basis points to 51.6%.

Occupancy costs increased from $35.7 million in the prior year, or 10.0% of total sales, to $37.1 million, or 11.0% of total sales in the current period primarily due to deleveraging caused by the decrease in Jos. A. Bank comparable sales and the impact of new stores.

FISCAL YEAR RESULTS REVIEW

Sales

Total net sales increased 31.5%, or $779.3 million, to $3,252.5 million, up from $2,473.2 million.

Year-to-date retail segment sales increased by 34.5%, or $768.8 million, due to $684.0 million in sales at Jos. A. Bank since the closing of the acquisition and an increase in comparable sales at all other retail brands.

Corporate apparel sales increased by 4.3%, or $10.6 million.

Gross Margin

Total GAAP gross margin was $1,358.6 million.  Adjusted consolidated gross margin of $1,401.9 million was an increase of $312.9 million, or 28.7%, compared to the prior year.  The total adjusted gross margin rate decreased 93 basis points primarily due to lower margins at Jos. A. Bank.

Adjusted retail segment gross margin increased $309.7 million, or 30.5%.  The adjusted retail segment gross margin rate decreased 137 basis points including Jos. A. Bank and increased 49 basis points excluding Jos. A. Bank.

Corporate apparel gross margin increased $3.2 million, or 4.4%, and increased 4 basis points.

(2) Based on adjusted information provided to enhance the user’s overall understanding of Jos. A. Bank’s current financial performance and includes reclassifications to conform Jos. A. Bank’s historical results with the Company’s current external reporting presentation.  A reconciliation of the Jos. A. Bank selected metrics is included in the table at the end of this release.

Advertising

Advertising expenses increased $67.2 million to $168.3 million, an increase of 66.5% or 109 basis points, primarily due to the Jos. A. Bank advertising expenses and the brand advertising associated with the rollout of Joseph Abboud.

SG&A

GAAP SG&A expenses increased $268.3 million to $1,117.1 million, an increase of 31.6% and 3 basis points.  Adjusted SG&A expenses were 312 basis points favorable to the prior year.  On an absolute dollar basis adjusted SG&A increased by $156.6 million, or 19.1%, primarily due to the addition of Jos. A. Bank SG&A.

Operating Income

GAAP operating income was $73.2 million compared to GAAP operating income of $129.6 million last year.  Adjusted operating income was $257.6 million, an increase of $89.1 million, or 52.9%, over the prior year adjusted operating income of $168.5 million.

Interest and Taxes

Net interest expense for the year was $65.7 million.

The effective tax rate for the year was 101.8%.  Excluding the impact of non-deductible transaction costs, the adjusted effective tax rate was 34.8%.

Net Earnings/Loss

GAAP net loss was $0.4 million compared to GAAP net earnings of $83.8 million last year.  GAAP loss per share was $0.01 compared to a GAAP diluted earnings of $1.70 last year.  Adjusted net earnings were $124.8 million, or $2.58 adjusted diluted earnings per share, compared to adjusted net earnings of $109.3 million, or $2.21 adjusted diluted earnings per share last year.

BALANCE SHEET

In connection with the acquisition of Jos. A. Bank, debt at the end of the fourth quarter was approximately $1.7 billion.

Inventories increased $338.9 million to $938.3 million from $599.5 million due primarily to Jos. A. Bank and inventory related to Joseph Abboud.  The remaining increase was primarily driven by new store openings at Men’s Wearhouse.

Capital expenditures for the fiscal year 2014 were $96.4 million compared to $108.2 million in the prior year.

HISTORICAL CONSOLIDATED BASELINES OF OPERATING RESULTS

We are providing historical baselines of operating results for fiscal year 2014.  These baselines include Jos. A. Bank operations for the full year and exclude items we believe are not indicative of our core operating results as well as certain items related to the acquisition of Jos. A. Bank.  We plan to evaluate future results against this historical baseline.

Historical Consolidated Baseline for Fiscal Year 2014 by Quarter (1)

					Fiscal Year
	Q1	Q2	Q3	Q4	2014 Baseline
Net sales:
Retail clothing product	$632,136	$646,189	$634,447	$767,264	$2,680,036
Tuxedo rental services	106,147	165,130	132,690	47,417	451,384
Alteration and other services	52,788	51,953	52,025	51,258	208,024
Total retail sales	791,071	863,272	819,162	865,939	3,339,444
Corporate apparel clothing product sales	56,825	66,656	71,475	62,420	257,376
Total net sales	847,896	929,928	890,637	928,359	3,596,820

Gross margin:
Retail clothing product	357,691	358,961	358,566	406,502	1,481,720
Tuxedo rental services	89,083	137,234	109,704	37,522	373,543
Alteration and other services	15,983	14,773	14,852	14,825	60,433
Occupancy costs	(108,405)	(113,651)	(115,536)	(112,816)	(450,408)
Total retail gross margin	354,352	397,317	367,586	346,033	1,465,288
Corporate apparel clothing product	17,078	20,024	22,388	17,228	76,718
Total gross margin	371,430	417,341	389,974	363,261	1,542,006

Advertising expense	41,987	47,130	42,075	59,194	190,386
Selling, general and administrative expenses	262,099	267,728	262,214	279,173	1,071,215

Operating income	$67,344	$102,483	$85,685	$24,894	$280,405

(1) See Use of Non-GAAP Financial Measures for reconciliation to GAAP.

FINANCIAL GUIDANCE

The Company has increased its 2017 guidance to include K&G operations and now expects adjusted EPS to be in the range of $5.75 to $6.25.

For fiscal year 2015, the Company expects adjusted diluted earnings per share in a range of $2.70 to $2.90, an increase of 13.9% to 22.4% over the prior year historical baseline diluted earnings per share of $2.37.  The historical baseline diluted earnings per share is calculated using adjusted weighted average diluted shares of 48.2 million, adjusted tax rate of 34.8% and the expected fiscal year 2015 net interest expense of approximately $105 million.

The Company expects Jos. A. Bank comparable sales to continue to be down throughout the first half of the year with improvement in the second half and gross margin to increase for the year but follow a similar pattern to sales.

CALL AND WEBCAST INFORMATION

At 9:00 a.m. Eastern time on Thursday, March 12, 2015, management will host a conference call and real time webcast to discuss fiscal 2014 fourth quarter and full year results.

To access the conference call, dial 412-902-0030.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at http://ir.menswearhouse.com. A telephonic replay will be available through March 19, 2015 by calling 201-612-7415 and entering the access code of 13602155#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	January 31, 2015		February 1, 2014
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse	698	3,955.7	661	3,774.3

Jos. A. Bank (a)	636	2,922.2	—	—

Men’s Wearhouse and Tux	210	291.2	248	344.0

Moores, Clothing for Men	123	779.0	121	769.3

K&G (b)	91	2,164.4	94	2,228.8

Total	1,758	10,112.5	1,124	7,116.4

(a)  Excludes 15 franchise stores.

(b)  83 and 85 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,758 stores.  The Men’s Wearhouse, Jos. A. Bank, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Jos. A. Bank, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities, domestic and international economic activity and inflation, success, or lack thereof, in executing our internal operating plans and new store and new market expansion plans, including successful integration of acquisitions, including Jos. A. Bank, performance issues with key suppliers, disruption in buying trends due to homeland security concerns, severe weather, foreign currency fluctuations, government export and import policies, aggressive advertising or marketing activities of competitors, and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.

The forward-looking statements in this press release speak only as of the date hereof. Except for the ongoing obligations of Men’s Wearhouse to disclose material information under the federal securities laws, Men’s Wearhouse undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in Men’s Wearhouse’s annual report on Form 10-K for the fiscal year ended February 1, 2014 and quarterly reports on Form 10-Q.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

(Unaudited)

For the Three Months Ended January 31, 2015 and February 1, 2014

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2014	Sales	2013	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$767,264	82.65%	$419,130	74.77%	$348,134	83.06%	7.88
Tuxedo rental services	47,417	5.11%	43,504	7.76%	3,913	8.99%	(2.65)
Alteration and other services	51,258	5.52%	34,642	6.18%	16,616	47.96%	(0.66)
Total retail sales	865,939	93.28%	497,276	88.71%	368,663	74.14%	4.56
Corporate apparel clothing product	62,420	6.72%	63,276	11.29%	(856)	(1.35)%	(4.56)
Total net sales	928,359	100.00%	560,552	100.00%	367,807	65.62%	0.00

Total cost of sales	580,856	62.57%	351,758	62.75%	229,098	65.13%	(0.18)

Gross margin (a):
Retail clothing product	390,854	50.94%	221,676	52.89%	169,178	76.32%	(1.95)
Tuxedo rental services	37,522	79.13%	35,585	81.80%	1,937	5.44%	(2.67)
Alteration and other services	14,825	28.92%	6,669	19.25%	8,156	122.30%	9.67
Occupancy costs	(112,926)	(13.04)%	(73,375)	(14.76)%	(39,551)	(53.90)%	1.71
Total retail gross margin	330,275	38.14%	190,555	38.32%	139,720	73.32%	(0.18)
Corporate apparel clothing product	17,228	27.60%	18,239	28.82%	(1,011)	(5.54)%	(1.22)
Total gross margin	347,503	37.43%	208,794	37.25%	138,709	66.43%	0.18

Advertising expenses	59,194	6.38%	32,499	5.80%	26,695	82.14%	0.58
Selling, general and administrative expenses	330,259	35.57%	226,013	40.32%	104,246	46.12%	(4.75)

Operating loss	(41,950)	(4.52)%	(49,718)	(8.87)%	7,768	(15.62)%	4.35

Net interest	(26,522)	(2.86)%	(1,048)	(0.19)%	(25,474)	2430.73%	(2.67)

Loss before income taxes	(68,472)	(7.38)%	(50,766)	(9.06)%	(17,706)	34.88%	1.68

Benefit for income taxes	(32,550)	(3.51)%	(20,571)	(3.67)%	(11,979)	58.23%	0.16

Net loss including non-controlling interest	(35,922)	(3.87)%	(30,195)	(5.39)%	(5,727)	18.97%	1.52

Net earnings attributable to non-controlling interest	—	0.00%	(252)	(0.04)%	252	NM	0.04

Net loss attributable to common shareholders	$(35,922)	(3.87)%	$(30,447)	(5.43)%	$(5,475)	17.98%	1.56

Net loss per diluted common share attributable to common shareholders	$(0.75)		$(0.64)

Weighted-average diluted common shares outstanding:	48,043		47,411

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

(Unaudited)

For the Twelve Months Ended January 31, 2015 and February 1, 2014

(In thousands, except per share data)

	Twelve Months Ended				Variance
		% of		% of			Basis
	2014	Sales	2013	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$2,365,463	72.73%	$1,667,535	67.42%	$697,928	41.85%	5.30
Tuxedo rental services	442,866	13.62%	411,864	16.65%	31,002	7.53%	(3.04)
Alteration and other services	186,843	5.74%	147,023	5.94%	39,820	27.08%	(0.20)
Total retail sales	2,995,172	92.09%	2,226,422	90.02%	768,750	34.53%	2.07
Corporate apparel clothing product	257,376	7.91%	246,811	9.98%	10,565	4.28%	(2.07)
Total net sales	3,252,548	100.00%	2,473,233	100.00%	779,315	31.51%	0.00

Total cost of sales	1,893,934	58.23%	1,384,223	55.97%	509,711	36.82%	2.26

Gross margin (a):
Retail clothing product	1,266,913	53.56%	925,578	55.51%	341,335	36.88%	(1.95)
Tuxedo rental services	357,888	80.81%	347,556	84.39%	10,332	2.97%	(3.57)
Alteration and other services	52,616	28.16%	33,294	22.65%	19,322	58.03%	5.52
Occupancy costs	(395,521)	(13.21)%	(290,896)	(13.07)%	(104,625)	(35.97)%	(0.14)
Total retail gross margin	1,281,896	42.80%	1,015,532	45.61%	266,364	26.23%	(2.81)
Corporate apparel clothing product	76,718	29.81%	73,478	29.77%	3,240	4.41%	0.04
Total gross margin	1,358,614	41.77%	1,089,010	44.03%	269,604	24.76%	(2.26)

Advertising expenses	168,266	5.17%	101,083	4.09%	67,183	66.46%	1.09
Selling, general and administrative expenses	1,117,138	34.35%	848,798	34.32%	268,340	31.61%	0.03
Goodwill impairment charge	—	0.00%	9,501	0.38%	(9,501)	NM	(0.38)

Operating income	73,210	2.25%	129,628	5.24%	(56,418)	(43.52)%	(2.99)

Net interest	(65,676)	(2.02)%	(2,820)	(0.11)%	(62,856)	2228.94%	(1.91)
Loss on extinguishment of debt	(2,158)	(0.07)%	—	0.00%	(2,158)	NM	(0.07)

Earnings before income taxes	5,376	0.17%	126,808	5.13%	(121,432)	(95.76)%	(4.96)

Provision for income taxes	5,471	0.17%	42,591	1.72%	(37,120)	(87.15)%	(1.55)

Net (loss) earnings including non-controlling interest	(95)	(0.00)%	84,217	3.41%	(84,312)	(100.11)%	(3.41)

Net earnings attributable to non-controlling interest	(292)	(0.01)%	(426)	(0.02)%	134	31.46%	0.01

Net (loss) earnings attributable to common shareholders	$(387)	(0.01)%	$83,791	3.39%	$(84,178)	(100.46)%	(3.40)

Net (loss) earnings per diluted common share attributable to common shareholders	$(0.01)		$1.70

Weighted-average diluted common shares outstanding:	47,899		49,162

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31,	February 1,
	2015	2014

ASSETS

Current assets:
Cash and cash equivalents	$62,261	$59,252
Accounts receivable, net	73,266	63,153
Inventories	938,336	599,486
Other current assets	175,574	93,206

Total current assets	1,249,437	815,097
Property and equipment, net	566,074	408,162
Tuxedo rental product, net	132,672	142,816
Goodwill	887,936	126,003
Intangible assets, net	668,259	58,027
Other assets	42,380	5,125

Total assets	$3,546,758	$1,555,230

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$209,867	$148,762
Accrued expenses and other current liabilities	268,935	175,797
Income taxes payable	1,609	730
Current maturities of long-term debt	11,000	10,000

Total current liabilities	491,411	335,289

Long-term debt	1,676,232	87,500
Deferred taxes and other liabilities	409,326	109,292

Total liabilities	2,576,969	532,081

Equity:
Preferred stock	—	—
Common stock	482	476
Capital in excess of par	440,907	412,043
Retained earnings	537,263	572,712
Accumulated other comprehensive (loss) income	(5,671)	27,311
Treasury stock, at cost	(3,192)	(3,407)

Total equity attributable to common shareholders	969,789	1,009,135

Non-controlling interest	—	14,014

Total equity	969,789	1,023,149

Total liabilities and equity	$3,546,758	$1,555,230

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Twelve Months Ended January 31, 2015 and February 1, 2014

(In thousands)

	Twelve Months Ended
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) earnings including non-controlling interest	$(95)	$84,217
Non-cash adjustments to net (loss) earnings:
Depreciation and amortization	112,659	88,749
Tuxedo rental product amortization	34,424	32,266
Deferred financing costs amortization	4,903	523
Discount on long-term debt amortization	982	—
Loss on extinguishment of debt	2,158	—
Loss on disposition of assets	12,328	158
Goodwill impairment charge	—	9,501
Other	4,175	22,347
Changes in operating assets and liabilities	(76,770)	(48,831)

Net cash provided by operating activities	94,764	188,930

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(96,420)	(108,200)
Acquisition of business, net of cash	(1,491,393)	(94,906)
Proceeds from sales of property and equipment	160	4,127

Net cash used in investing activities	(1,587,653)	(198,979)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from new term loan	1,089,000	—
Payments on new term loan	(2,750)	—
Proceeds from asset-based revolving credit facility	348,000	—
Payments on asset-based revolving credit facility	(348,000)	—
Proceeds from bond issuance	600,000	—
Deferred financing costs	(51,080)	(1,776)
Proceeds from previous term loan	—	100,000
Payments on previous term loan	(97,500)	(2,500)
Cash dividends paid	(34,785)	(35,549)
Purchase of non-controlling interest	(6,651)	—
Proceeds from issuance of common stock	8,082	10,739
Tax payments related to vested deferred stock units	(6,940)	(3,865)
Excess tax benefits from share-based plans	3,766	2,145
Repurchases of common stock	(251)	(152,129)

Net cash provided by (used in) financing activities	1,500,891	(82,935)

Effect of exchange rate changes	(4,993)	(3,827)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,009	(96,811)

Balance at beginning of period	59,252	156,063
Balance at end of period	$62,261	$59,252

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

We have provided adjusted information in addition to providing financial results in accordance with GAAP.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance.  Specifically, we believe the adjusted results provide useful information by excluding items we believe are not indicative of our core operating results as well as certain items related to the acquisition of Jos. A. Bank.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

We have provided non-GAAP financial measures including adjusted statements of earnings information, historical consolidated baselines of operating results for fiscal year 2014 and Jos. A. Bank selected metrics.

A reconciliation of this non-GAAP information to our actual results follows and may not sum due to rounded numbers.

GAAP to Adjusted Statements of Earnings Information

GAAP to Adjusted - Three Months Ended January 31, 2015

	GAAP	Acquisition	Purchase		Adjusted
	Results	& Integration (1)	Acctg Allocation	Other (2)	Results
Net sales	$928,359	$—	$—	$—	$928,359

Total retail gross margin	330,275	—	15,758	—	346,033
Corporate apparel clothing product	17,228	—	—	—	17,228
Total gross margin	347,503	—	15,758	—	363,261

Advertising expense	59,194	—	—	—	59,194
Selling, general and administrative expenses	330,259	(6,922)	(2,469)	(41,695)	279,173
Operating (loss) income	(41,950)	6,922	18,227	41,695	24,894

Net interest	(26,522)	—	—	—	(26,522)
Loss on extinguishment of debt	—	—	—	—	—
(Benefit) provision for income taxes	(32,550)	14,007	3,529	14,699	(315)

Net (loss) earnings including non-controlling interest	(35,922)	(7,085)	14,698	26,996	(1,313)

Net earnings attributable to non-controlling interest	—	—	—	—	—

Net (loss) earnings attributable to common shareholders	$(35,922)	$(7,085)	$14,698	$26,996	$(1,313)

Net (loss) earnings per diluted common share attributable to common shareholders	$(0.75)	$(0.15)	$0.30	$0.56	$(0.03)

(1) Acquisition & integration relates to Jos. A. Bank and Joseph Abboud.

(2) Other relates to a Joseph Abboud licensee arbitration settlement, K&G strategic alternative review, costs related to store closure and cost reduction initiatives offset by a settlement with Visa/Mastercard.

GAAP to Adjusted - Three Months Ended February 1, 2014

	GAAP	Acquisition	Purchase		Adjusted
	Results	& Integration (1)	Acctg Allocation	Other (2)	Results

Net sales	$560,552	$—	$—	$—	$560,552

Total retail gross margin	190,555	—	—	—	190,555
Corporate apparel clothing product	18,239	—	—	—	18,239
Total gross margin	208,794	—	—	—	208,794

Advertising expense	32,499	—	—	—	32,499
Selling, general and administrative expenses	226,013	(2,316)	—	(16,643)	207,054
Operating (loss) income	(49,718)	2,316	—	16,643	(30,759)

Net interest	(1,048)	—	—	—	(1,048)
Loss on extinguishment of debt	—	—	—	—	—
(Benefit) provision for income taxes	(20,571)	(1,066)	—	7,433	(14,204)

Net (loss) earnings including non-controlling interest	(30,195)	3,382	—	9,211	(17,602)

Net earnings attributable to non-controlling interest	(252)	—	—	—	(252)

Net (loss) earnings attributable to common shareholders	$(30,447)	$3,382	$—	$9,211	$(17,854)

Net (loss) earnings per diluted common share attributable to common shareholders	$(0.64)	$0.07	$—	$0.19	$(0.38)

(1) Acquisition & integration relates to Joseph Abboud.

(2) Other includes costs associated with various strategic projects, the shut down of K&G e-commerce and separation costs with executives.

GAAP to Adjusted - Twelve Months Ended January 31, 2015

	GAAP	Acquisition	Purchase		Adjusted
	Results	& Integration (1)	Acctg Allocation	Other (2)	Results
Net sales	$3,252,548	$—	$—	$—	$3,252,548

Total retail gross margin	1,281,896	10,552	32,747	—	1,325,194
Corporate apparel clothing product	76,718	—	—	—	76,718
Total gross margin	1,358,614	10,552	32,747	—	1,401,912

Advertising expense	168,266	—	—	—	168,266
Selling, general and administrative expenses	1,117,138	(88,165)	(6,107)	(46,836)	976,029
Operating income	73,210	98,717	38,854	46,836	257,617

Net interest	(65,676)	—	—	—	(65,676)
Loss on extinguishment of debt	(2,158)	2,158	—	—	—
Provision for income taxes	5,471	31,536	13,533	16,313	66,853

Net (loss) earnings including non-controlling interest	(95)	69,339	25,321	30,523	125,088

Net earnings attributable to non-controlling interest	(292)	—	—	—	(292)

Net (loss) earnings attributable to common shareholders	$(387)	$69,339	$25,321	$30,523	$124,796

Net (loss) earnings per diluted common share attributable to common shareholders	$(0.01)	$1.44	$0.53	$0.63	$2.58

(1) Acquisition & integration relates to Jos. A. Bank and Joseph Abboud.

(2) Other relates to a Joseph Abboud licensee arbitration settlement, K&G strategic alternative review, costs related to store closure and cost reduction initiatives offset by a settlement with Visa/Mastercard.

GAAP to Adjusted - Twelve Months Ended February 1, 2014

	GAAP	Acquisition	Purchase		Adjusted
	Results	& Integration (1)	Acctg Allocation	Other (2)	Results

Net sales	$2,473,233	$—	$—	$—	$2,473,233

Total retail gross margin	1,015,532	—	—	—	1,015,532
Corporate apparel clothing product	73,478	—	—	—	73,478
Total gross margin	1,089,010	—	—	—	1,089,010

Advertising expense	101,083	—	—	—	101,083
Selling, general and administrative expenses	858,299	(6,746)	—	(32,101)	819,452
Operating income	129,628	6,746	—	32,101	168,475

Net interest	(2,820)	—	—	—	(2,820)
Loss on extinguishment of debt	—	—	—	—	—
Provision for income taxes	42,591	2,497	—	10,837	55,926

Net earnings including non-controlling interest	84,217	4,249	—	21,264	109,730

Net loss attributable to non-controlling interest	(426)	—	—	—	(426)

Net earnings attributable to common shareholders	$83,791	$4,249	$—	$21,264	$109,304

Net earnings per diluted common share attributable to common shareholders	$1.70	$0.09	$—	$0.43	$2.21

(1) Acquisition & integration relates to Joseph Abboud.

(2) Other includes the non-cash write-off of K&G goodwill, costs associated with the shut down of K&G e-commerce, separation costs with executives, various strategic projects and store closure costs partially offset by a gain on the sale of an office building.

GAAP to Historical Baselines of Operating Results — Fiscal Year 2014 by Quarter and Full Year

Historical Consolidated Baseline First Quarter FY 2014 - Three Months Ended May 3, 2014

			Purchase	Acquisition,
	MW GAAP	JOSB GAAP	Accounting	Integration &	Historical
	Results	Results (1)	Adjustments (2)	Other (3)	Baseline
Net sales:
Retail clothing product	$433,024	$199,112	$—	$—	$632,136
Tuxedo rental services	101,663	4,484	—	—	106,147
Alteration and other services	38,962	13,826	—	—	52,788
Total retail sales	573,649	217,422	—	—	791,071
Corporate apparel clothing product	56,825	—	—	—	56,825
Total net sales	630,474	217,422	—	—	847,896

Gross margin:
Retail clothing product	241,547	116,135	9	—	357,691
Tuxedo rental services	86,346	2,737	—	—	89,083
Alteration and other services	11,240	4,743	—	—	15,983
Occupancy costs	(72,847)	(34,474)	(1,084)	—	(108,405)
Total retail gross margin	266,286	89,141	(1,075)	—	354,352
Corporate apparel clothing product	17,078	—		—	17,078
Total gross margin	283,364	89,141	(1,075)	—	371,430

Advertising expense	28,771	13,216	—	—	41,987
Selling, general and administrative expenses	227,312	136,630	—	(101,843)	262,099

Operating income (loss)	$27,281	$(60,705)	$(1,075)	$101,843	$67,344

(1) As filed in Jos. A. Bank’s 10-Q and reclassified to be consistent with Men’s Wearhouse reporting.

(2) Adjustments to Jos. A. Bank’s 10-Q reported balances for change from FIFO to average weighted cost and elimination of tenant improvement allowance credits.

(3) Other relates primarily to strategic alternative review and SG&A reduction program costs.

Historical Consolidated Baseline Second Quarter FY 2014 - Three Months Ended August 2, 2014

			Purchase	Acquisition,
	GAAP	JOSB Results	Accounting	Integration &	Historical
	Results	5/4 - 6/17/14 (1)	Adjustments (2)	Other (3)	Baseline
Net sales:
Retail clothing product	$530,728	$115,461	$—	$—	$646,189
Tuxedo rental services	161,096	4,034	—	—	165,130
Alteration and other services	44,598	7,355	—	—	51,953
Total retail sales	736,422	126,850	—	—	863,272
Corporate apparel clothing product	66,656	—	—	—	66,656
Total net sales	803,078	126,850	—	—	929,928

Gross margin:
Retail clothing product	287,374	64,038	7,549	—	358,961
Tuxedo rental services	134,868	2,366	—	—	137,234
Alteration and other services	11,699	3,074	—	—	14,773
Occupancy costs	(95,423)	(17,450)	(778)	—	(113,651)
Total retail gross margin	338,518	52,028	6,771	—	397,317
Corporate apparel clothing product	20,024	—		—	20,024
Total gross margin	358,542	52,028	6,771	—	417,341

Advertising expense	38,226	8,904	—	—	47,130
Selling, general and administrative expenses	277,612	33,946	(906)	(42,924)	267,728

Operating income (loss)	$42,704	$9,178	$7,677	$42,924	$102,483

(1) Reclassified to be consistent with Men’s Wearhouse reporting.

(2) Adjustments to 10-Q reported balances primarily for inventory write-up elimination, change from FIFO to average weighted cost and elimination of tenant improvement allowance credits.

(3) Other relates primarily to strategic alternative review and SG&A reduction program costs.

Historical Consolidated Baseline Third Quarter FY 2014 - Three Months Ended November 1, 2014

		Purchase	Acquisition,
	GAAP	Accounting	Integration &	Historical
	Results (1)	Adjustments (2)	Other (3)	Baseline
Net sales:
Retail clothing product	$634,447	$—	$—	$634,447
Tuxedo rental services	132,690	—	—	132,690
Alteration and other services	52,025	—	—	52,025
Total retail sales	819,162	—	—	819,162
Corporate apparel clothing product	71,475	—	—	71,475
Total net sales	890,637	—	—	890,637

Gross margin:
Retail clothing product	347,138	11,428	—	358,566
Tuxedo rental services	99,152	—	10,552	109,704
Alteration and other services	14,852	—	—	14,852
Occupancy costs	(114,325)	(1,211)	—	(115,536)
Total retail gross margin	346,817	10,217	10,552	367,586
Corporate apparel clothing product	22,388		—	22,388
Total gross margin	369,205	10,217	10,552	389,974

Advertising expense	42,075	—	—	42,075
Selling, general and administrative expenses	281,955	(2,733)	(17,008)	262,214

Operating income	$45,175	$12,950	$27,560	$85,685

(1) As filed in the 10-Q.

(2) Adjustments to 10-Q reported balances primarily for inventory write-up elimination and elimination of tenant improvement allowance credits.

(3) Other relates primarily to acquisition, integration, strategic alternative review, and SG&A reduction program costs.

Historical Consolidated Baseline Fourth Quarter FY 2014 - Three Months Ended January 31, 2015

		Purchase	Acquisition,
	GAAP	Accounting	Integration &	Historical
	Results	Adjustments (2)	Other (3)	Baseline
Net sales:
Retail clothing product	$767,264	$—	$—	$767,264
Tuxedo rental services	47,417	—	—	47,417
Alteration and other services	51,258	—	—	51,258
Total retail sales	865,939	—	—	865,939
Corporate apparel clothing product	62,420	—	—	62,420
Total net sales	928,359	—	—	928,359

Gross margin:
Retail clothing product	390,854	15,648	—	406,502
Tuxedo rental services	37,522	—	—	37,522
Alteration and other services	14,825	—	—	14,825
Occupancy costs	(112,926)	110	—	(112,816)
Total retail gross margin	330,275	15,758	—	346,033
Corporate apparel clothing product	17,228	—	—	17,228
Total gross margin	347,503	15,758	—	363,261

Advertising expense	59,194	—	—	59,194
Selling, general and administrative expenses	330,259	(2,469)	(48,617)	279,173

Operating (loss) income	$(41,950)	$18,227	$48,617	$24,894

(1) As filed in the 10-Q.

(2) Adjustments to 10-Q reported balances primarily for inventory write-up elimination and elimination of tenant improvement allowance credits.

(3) Other relates primarily to a Joseph Abboud licensee arbitration settlement, acquisition and integration costs, strategic alternative review, and SG&A reduction program costs.

Historical Consolidated Baseline Fiscal Year 2014 - Twelve Months Ended January 31, 2015

				Purchase	Acquisition,
	MW GAAP	JOSB Q1 GAAP	JOSB Results	Accounting	Integration &	Historical
	Results	Results (1)	5/4 - 6/17/14 (1)	Adjustments (2)	Other (3)	Baseline
Net sales:
Retail clothing product	$2,365,463	$199,112	$115,461	$—	$—	$2,680,036
Tuxedo rental services	442,866	4,484	4,034	—	—	451,384
Alteration and other services	186,843	13,826	7,355	—	—	208,024
Total retail sales	2,995,172	217,422	126,850	—	—	3,339,444
Corporate apparel clothing product	257,376	—	—	—	—	257,376
Total net sales	3,252,548	217,422	126,850	—	—	3,596,820

Gross margin:
Retail clothing product	1,266,913	116,135	64,038	34,634	—	1,481,720
Tuxedo rental services	357,888	2,737	2,366	—	10,552	373,543
Alteration and other services	52,616	4,743	3,074	—	—	60,433
Occupancy costs	(395,521)	(34,474)	(17,450)	(2,963)	—	(450,408)
Total retail gross margin	1,281,896	89,141	52,028	31,671	10,552	1,465,288
Corporate apparel clothing product	76,718	—	—	—	—	76,718
Total gross margin	1,358,614	89,141	52,028	31,671	10,552	1,542,006

Advertising expense	168,266	13,216	8,904	—	—	190,386
Selling, general and administrative expenses	1,117,138	136,630	33,946	(6,107)	(210,392)	1,071,215

Operating income (loss)	$73,210	$(60,705)	$9,178	$37,778	$220,944	$280,405

(1) Reclassified to be consistent with Men’s Wearhouse reporting.

(2) Adjustments to 10-Q reported balances primarily for inventory write-up elimination, change from FIFO to average weighted cost and elimination of tenant improvement allowance credits.

(3) Other relates primarily to a Joseph Abboud licensee arbitration settlement, acquisition and integration costs, strategic alternative review, and SG&A reduction program costs.

Jos. A. Bank Selected Metrics

Jos. A. Bank Selected Metrics - Three Months Ended February 1, 2014 and January 31, 2015

			Q4 FY 2013				Q4 FY 2014
	Q4 FY 2013		Selected Metrics		Q4 FY 2014		Selected Metrics
	as Reported (1)	Adjustments (2)	$	% (3)	GAAP	Adjustments (4)	$	% (3)
Net sales:
Retail clothing product	$336,191	$—	$336,191	94.4%	$319,800	$—	$319,800	94.9%
Tuxedo and Alteration sales	19,923		19,923	5.6%	17,218		17,218	5.1%
Total retail net sales	356,114	—	356,114	100.0%	337,018	—	337,018	100.0%

Gross margin:
Retail clothing product	177,901	1,049	178,950	53.2%	149,300	15,649	164,949	51.6%
Tuxedo and alteration margin	8,953	—	8,953	44.9%	7,190	—	7,190	41.8%
Occupancy costs	(33,675)	(2,043)	(35,718)	-10.0%	(37,258)	110	(37,148)	-11.0%

Total retail gross margin	153,179	(994)	152,185	42.7%	119,232	15,759	134,991	40.1%

Maintained product margin (net sales of retail clothing product less landed cost of goods)			$192,060	57.7%			$176,895	55.8%

(1) As filed in Jos. A. Bank’s 10-Q reclassified to be consistent with Men’s Wearhouse reporting.

(2) Primarily reflects converting the FIFO method used by Jos. A. Bank to weighted average cost and the resetting of the straight-line rent and tenant improvement amounts.

(3) Percent of related sales.

(4) Adjusted for impact of purchase price accounting items.